EXHIBIT   99.2



The Corporation posted a 27.2% increase in net income during 2003. Earnings per share increased $0.21 for the twelve months ended December 31, 2003 to $1.07 per share compared to $0.86 per share for the twelve months ending December 31, 2002.

The change was the result of operating income decreasing $749,900 during 2003 and the negative effect of a one-time after tax charge to net income of approximately $2.5 million in the first two quarters of 2002. The charge was the result of a mediated lawsuit brought by Centex Credit Corporation v. Tri City National Bank during the first quarter of 2002 and a negotiated settlement of a lawsuit brought by Creve Coeur Mortgage Associates, Inc. v. Tri City National Bank during the second quarter of 2002.

All financial information has been adjusted to reflect the 3-for-1 stock split which was completed on March 3, 2003.